Exhibit 5.1

[WMG Letterhead]

April 25, 2008

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel to Warner Music Group Corp., a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of an aggregate of 16,500,000 shares of Common Stock, par value $0.001 per share (the “Shares”) approved for issuance pursuant to the Warner Music Group Corp. Amended and Restated 2005 Omnibus Award Plan (the “Amended 2005 Plan”).

I have examined the Registration Statement, the Amended 2005 Plan, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. I have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity of original documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

As permitted by Item 8(a) of Form S-8, this opinion extends only to those securities offered and sold pursuant to the Amended 2005 Plan which are original issuance securities.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (1) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon payment and delivery in accordance with the Amended 2005 Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and related judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Paul M. Robinson
PAUL M. ROBINSON, ESQ.